Exhibit 99.1

           WALTER INDUSTRIES UPDATES FOURTH QUARTER AND FULL-YEAR 2005
                              EARNINGS EXPECTATIONS

 - Earnings Lower Primarily from Goodwill Impairment Charge at Homebuilding -

     - Operating Performance Exceeds Previously Announced Expectations -

TAMPA, Fla., Feb. 2 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) today reported updated earnings expectations, reflecting a non- cash goodwill impairment charge of $62.7 million, net of tax, due to lower than expected operating performance in the Homebuilding segment, higher purchase accounting and plant closure charges resulting from the acquisition of Mueller Water Products, partially offset by stronger than expected operating results from the Company's Water Products business.

The goodwill impairment charge eliminates all of the Homebuilding segment's goodwill from the Company's consolidated balance sheet. The updated expectations also include approximately $6.4 million of higher than expected pre-tax purchase accounting adjustments primarily related to additional inventory step-up adjustments at Mueller Water Products (Mueller) and approximately $2.2 million of additional pre-tax charges associated with the accelerated closure of U.S. Pipe's plant in Chattanooga, Tenn.

Excluding fourth quarter impacts from purchase accounting and other acquisition-related pre-tax adjustments of approximately $66.8 million and pre-tax Chattanooga plant closure expenses totaling approximately $40.0 million, operating results at the Company's Water Products business, comprised principally of Mueller and U.S. Pipe, were stronger than expected primarily due to increases in volumes and pricing on valve, hydrant and ductile iron pipe products. Jim Walter Resources, the Company's coal and natural gas unit, is also expected to report solid fourth quarter operating income in line with our expectations.

As a result, the Company expects to report a fourth quarter 2005 loss in the range of $1.80 to $1.90 per share and earnings of $0.15 to $0.25 per share for the full year. These revised expectations compare to the previously communicated ranges of a loss of $0.80 to $0.90 per share for the fourth quarter and earnings of $1.00 to $1.10 per diluted share for the full year.

Excluding purchase accounting and other acquisition-related pre-tax adjustments associated with the Company's acquisition of Mueller, pre-tax charges resulting from the announced U.S. Pipe Chattanooga plant closure and the write-off of goodwill at Homebuilding, non-GAAP earnings are expected to be in the range of $1.45 to $1.55 per diluted share for the fourth quarter 2005, versus the previously communicated expectation range of $0.99 to $1.09 per diluted share.

For the full year, non-GAAP earnings, which exclude purchase accounting and other acquisition-related adjustments, charges resulting from the announced U.S. Pipe Chattanooga plant closure and the write-off of goodwill at Homebuilding, are expected to be in the range of $3.10 to $3.20 per diluted share versus the previously communicated expectation range of $2.50 to $2.60 per diluted share.

"We are pleased to announce the improvement in our Water Products business for the fourth quarter and full year, driven by significantly better operating performances at Mueller and U.S. Pipe, and strong earnings by Jim Walter Resources," said Walter Industries Chairman and CEO Gregory E. Hyland. "Excluding the goodwill impairment charge, our Homebuilding segment's 2005 fourth quarter operating results are expected to reflect an improvement versus this year's third quarter and the fourth quarter of last year."

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain non-GAAP financial measures, which have directly comparable GAAP financial measures as identified in this release. These non-GAAP measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. The reconciliation between GAAP and non-GAAP performance measures will be posted in the Investor Center of the Company's website at http://www.walterind.com. This information is presented in compliance with the provisions of the rules under Regulation G and Item 2.02.

Walter Industries, Inc. is a diversified company with annual revenues of approximately $2.7 billion. The Company is a leader in water infrastructure, flow control and water transmission products, with respected brand names such as Mueller, U.S. Pipe, James Jones, Henry Pratt and Anvil. The Company is also a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Based in Tampa, Fla., the Company employs approximately 10,400 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the timing of and ability to execute on the initial public offering and spin-off of the Company's Water Products business and any other strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             02/02/2006
    /CONTACT: Investors, Joseph J. Troy, Sr. Vice President, +1-813-871-4404, or jtroy@walterind.com, or media, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com, both of Walter Industries/
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    (WLT)